Exhibit 99.1

Semtech Selects Prutton to Lead Power Management Group; Wilson Assumes Position of Chief Technology Officer

CAMARILLO, Calif.--(BUSINESS WIRE)--May 29, 2008--Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced changes to its executive staff. Effective immediately, Simon Prutton joins Semtech as the Vice President and General Manager of the Power Management Product Group. He takes over the position from Semtech veteran Mike Wilson who is transitioning from that position to the newly established role of Chief Technical Officer and Senior Vice President of Business Development. Both executives report to Mohan Maheswaran, President and CEO of Semtech.

“Simon has an extensive background in Power Management, from both a technical and business perspective. His leadership experience spans product engineering, design and development, marketing, and applications in major organizations. We are very proud to have someone of his caliber as the newest member of our management team,” Mr. Maheswaran said.

Mr. Maheswaran continued, “Having Simon onboard enables Mike Wilson to assume his new duties as Chief Technology Officer and Senior VP of Business Development. Mike has tremendous industry knowledge and insight that can now be focused on providing technical guidance for all our advanced and next-generation processes and packaging technologies. Mike will also research and execute on emerging businesses and strategic growth opportunities for the Company. This is a very good situation for Semtech.”

Semtech’s Power Management Product Group supplies a wide range of power management ICs used in communications equipment, industrial equipment, consumer devices and computing systems. The group’s products include feature rich, highly efficient and highly integrated energy management green ICs for the industry.

“I am very pleased to be joining Semtech. I consider it to be a very strong franchise with an exceptional management team,” Mr. Prutton said. “The power management industry is in its early stages and I look forward to working with an acknowledged industry leader to bring great power technology to the industry.”

About Semtech

Semtech Corporation is a leading supplier of high-quality analog and mixed-signal semiconductor products. The company is dedicated to providing customers with proprietary solutions and breakthrough technology in power management, protection, test & measurement, advanced communications, and wireless connectivity products. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, contact Semtech Corp. at 200 Flynn Road, Camarillo, CA 93012-8790; phone (805) 498-2111; email to info@semtech.com; or visit its web site at www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

CONTACT:
Semtech Corporation
Terry Sears, (805) 480-2052
tsears@semtech.com